Exhibit 5.1

June 18, 2012

Board of Directors

C&J Energy Services, Inc.

10375 Richmond Avenue, Suite 2000

Houston, Texas 77042

RE: Registration Statement on Form S-8

Gentlemen:

I am the Vice President-General Counsel of C&J Energy Services, Inc., a Delaware corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the proposed registration under the Securities Act of 1933, as amended, of up to 4,300,000 shares of the Company’s common stock (the “Shares”) which may be issued by the Company pursuant to the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”), or any successor plan thereto, as such plan or successor plan may be amended from time to time. I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

On the basis of the foregoing examination and review, I advise you that, in my opinion, the Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the 2012 Plan, will be validly issued, fully-paid and non-assessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Theodore R. Moore
Vice President – General Counsel